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                                                                    Exhibit 23.2

[KPMG LOGO]



            Consent of Independent Registered Public Accounting Firm



The Board of Directors
Calamos Holdings, Inc.:

We consent to the use of our report dated March 5, 2004, with respect to the consolidated statements of financial condition of Calamos Holdings, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003, incorporated herein and to the reference to our firm under the heading "Experts" in the prospectus.


                                                   /s/ KMPG LLP


Chicago, Illinois
September 10, 2004